Exhibit 107

Calculation of Filing Fee Table

Form S-8 (Form Type)

Kronos Bio, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule		Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	2020 Equity Incentive Plan Common Stock, $0.001 par value per share	457	(h)(4)	2,947,329	(2)	$1.125	(4)	$3,315,745.13	.0001476	$489.41
Equity	2020 Employee Stock Purchase Plan Common Stock, $0.001 par value per share	457	(h)(4)	589,465	(3)	$1.125	(4)	$663,148.13	.0001476	$97.89
Total Offering Amounts								$3,978,893.25		—
Total Fees Previously Paid										—
Total Fee Offsets										—
Net Fee Due										$587.30

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock (“Common Stock”) of Kronos Bio, Inc. (the “Registrant”) that become issuable under the Registrant’s 2020 Equity Incentive Plan (the “2020 Plan”) and the Registrant’s 2020 Employee Stock Purchase Plan (the “2020 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)
Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2020 Plan on January 1, 2024 pursuant to an “evergreen” provision contained in the 2020 Plan. Pursuant to such provision, on January 1st of each calendar year through January 1, 2030, the number of shares authorized for issuance under the 2020 Plan will be automatically increased by: (a) 5% of the total number of shares of capital stock of the Registrant outstanding on December 31 of the preceding calendar year; or (b) a lesser number of shares of Common Stock as the Registrant’s board of directors (the “Board”) may designate no later than December 31st of the immediately preceding year.

(3)
Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2020 ESPP on January 1, 2024 pursuant to an “evergreen” provision contained in the 2020 ESPP. Pursuant to such provision, on January 1st of each year through January 1, 2030, the number of shares authorized for issuance under the 2020 ESPP will be automatically increased by a number equal to the lesser of: (a) 1% of the total number of shares of capital stock outstanding on December 31 of the preceding calendar year; (b) 1,376,000 shares; or (c) such lesser number of shares of Common Stock as the Board may designate prior to the applicable January 1st.

(4)
This estimate is made pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Common Stock on March 14, 2024, as reported on the Nasdaq Global Select Market.